Exhibit 99.2

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:   Investor Relations

Irelations@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. ANNOUNCES REGISTERED DIRECT OFFERING

HOUSTON, February 10, 2012 – Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) announced that it has entered into definitive agreements to sell to certain institutional investors an aggregate of 4,262,575 limited partnership units representing limited partner interests (“LP Units”) in a registered direct offering for gross proceeds of approximately $250.0 million, before deducting placement agents fees and estimated offering expenses. The investors have agreed to purchase the LP Units for a price of $58.65 per LP Unit. Buckeye plans to use the net proceeds from this offering to fund indirectly a portion of the $260 million cash purchase price to acquire a marine terminal facility for liquid petroleum products in New York Harbor from Chevron U.S.A. Inc. and certain other growth capital expenditures, and, pending such uses, to reduce the indebtedness outstanding under its revolving credit facility.

The LP Units described above are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-178160), which was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on December 6, 2011.

Barclays Capital acted as lead placement agent and Wells Fargo Securities acted as co-placement agent for the transaction.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus supplement and accompanying base prospectus.

Copies of the prospectus supplement and accompanying base prospectus related to this offering may be obtained from: Barclays Capital, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by email at Barclaysprospectus@broadridge.com, or by telephone at (888) 603-5847; or Wells Fargo Securities, Attention: Equity Syndicate Dept., 375 Park Avenue, New York, New York 10152, by email at cmclientsupport@wellsfargo.com, or by telephone at (800) 326-5897. You also may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov.

Buckeye is a publicly traded partnership that owns and operates one of the largest independent liquid petroleum products pipeline systems in the United States in terms of volumes delivered, with over 6,000 miles of pipeline. Buckeye also owns more than 100 liquid petroleum products terminals with aggregate storage capacity of approximately 64 million barrels, operates approximately 2,800 miles of pipeline under agreements with major oil and chemical companies, owns a high-performance natural gas storage facility in Northern California, and markets liquid petroleum products in certain regions served by its pipeline and terminal operations. Buckeye’s flagship marine terminal in the Bahamas, BORCO, is one of the largest oil and petroleum products storage facilities in the world, serving the international markets as a premier global logistics hub.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control. Among them are (1) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those that permit the treatment of us as a partnership for federal income tax purposes, (2) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (3) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (4) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (5) shutdowns or interruptions at the source points for the products we transport, store, or sell, (6) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (7) volatility in the price of refined petroleum products and the value of natural gas storage services, (8) nonpayment or nonperformance by our customers, (9) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies, and (10) the acquisition of the marine terminal in New York Harbor may not be consummated. You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2010 and our most recently filed Quarterly Reports on Form 10-Q, for a more extensive list of factors that could affect results. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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